Exhibit 10.4
2022 Regular Annual LTIP Grant
Section 16 Officers
August 18, 2022

«Section 16 Officer»
«Address»

Re:    Grant of Phantom Units

Dear «Salutation»:

I am pleased to inform you that, subject to the terms hereof, you have been granted a target number of Phantom Units equal to «LTIP_Grant» as of the above date pursuant to the Company’s «LTIP_Plan» Long-Term Incentive Plan (the “Plan”). In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.Subject to the further provisions hereof, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit that vests) as set forth below. With respect to Tranche 2 and Tranche 3 below, the actual number of Phantom Units that vest may be lower or higher than the percentage of target Phantom Units associated with such Tranche.
a.50% of your Phantom Units (“Tranche 1”) will vest on the August 2025 Distribution Date.
b.25% of your Phantom Units (“Tranche 2”) will vest pursuant to the terms and conditions described in Exhibit A attached hereto.
c.25% of your Phantom Units (“Tranche 3”) will vest pursuant to the terms and conditions described in Exhibit B attached hereto.
d.Any Tranche 2 or Tranche 3 Phantom Units that are determined not to have vested as of the August 2025 Distribution Date shall expire effective as of such date.

2.Subject to the further provisions hereof, your DERs shall vest (become payable in cash) as follows:
a.The DERs associated with Tranche 1 will begin accruing on the November 2022 Distribution Date and will continue to accrue until the August 2023 Distribution Date, on which date such accrued but unpaid DERs will vest and be paid in a lump sum. Beginning on the November 2023 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.

333 Clay Street, Suite 1600 (77002) ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

«Section 16 Officer»
August 18, 2022

b.The DERs associated with Tranches 2 and 3 will begin accruing on the November 2022 Distribution Date and will continue to accrue until the associated Phantom Units vest or are forfeited pursuant to the terms hereof. Until such time as a final determination has been made regarding the number of Phantom Units that have vested for Tranche 2 and Tranche 3, such accruals will be based on the assumption that the final “Payout Percentage” as determined pursuant to Exhibit A or Exhibit B, as applicable, equals 100%. Once the final Payout Percentages and the final number of Phantom Units vesting for Tranche 2 and Tranche 3 have been determined, such accrued amounts shall be adjusted upward or downward, as applicable, so that they equal the total amount that would have been accrued in respect of the DERs associated with such vested Phantom Units had the accrual been based on such number of vested Phantom Units commencing on the November 2022 Distribution Date. All accrued and unpaid DERs associated with Tranche 2 and Tranche 3 shall be paid on the August 2025 Distribution Date or as soon thereafter as is administratively practicable.

3.The number of Phantom Units and DERs subject to this award, and with respect to the Phantom Units comprising Tranche 3, the distributable cash flow level required for vesting of such Phantom Units, shall be proportionately reduced or increased for any split or reverse split, respectively, of PAA Common Units, or any event or transaction having a similar effect.

4.Upon vesting of any Phantom Units, an equivalent number of DERs will expire. Any such DERs that are payable on the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

5.In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 6 below), all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause, the following provisions shall apply: (i) if such termination takes place prior to the first anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place after the first anniversary of the date of this grant, a “pro rata portion” of the target number of your then outstanding Phantom Units and DERs shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date. The “pro rata portion” of Phantom Units vesting pursuant to clause (ii) immediately preceding shall be determined by multiplying the target number of your then outstanding Phantom Units by a fraction equal to the number of days between the grant date and the date of termination divided by the number of days between the grant date and the August 2025 Distribution Date (1,092). If the resulting amount includes a fraction, it will be rounded down to the nearest whole number.

«Section 16 Officer»
August 18, 2022

6.In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), the following provisions shall apply: (i) if such termination takes place prior to the first anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place on or after the first anniversary of the date of this grant, (x) all of your then outstanding Phantom Units (which shall be equal to the target number of Phantom Units specified in the first paragraph hereof) shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date, and (y) any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall be payable and shall expire on the next following Distribution Date. As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 6, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

7.In the event of a Change in Status, (i) all of your then outstanding Phantom Units (which shall be equal to the target number of Phantom Units specified in the first paragraph hereof) shall be deemed nonforfeitable on such date and shall vest on the next following Distribution Date, and (ii) any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on such date, but shall be payable and shall expire on the next following Distribution Date.

8.Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); and (iii) “Market Value” means the average of the closing sales prices for a Common Unit on Nasdaq for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

«Section 16 Officer»
August 18, 2022

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary, or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company, or (C) the termination of your employment by you as a result of your retirement on terms and timing that are approved by the CEO. A termination by you pursuant to (B) above shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition, and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:

(i)any Person (other than Plains GP Holdings, L.P. (“PAGP”) and any affiliate of PAGP that is controlled by PAGP) becomes the beneficial owner, directly or indirectly (in one transaction or a series of related transactions and whether by merger or otherwise), of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”)1;
(ii)any Person (other than PAGP GP, PAGP or any affiliate of PAGP that is controlled by PAGP) acquires (in one transaction or a series of related transactions and whether by merger or otherwise) direct or indirect control of the general partner interest of PAGP;
(iii)PAGP ceases to retain direct or indirect control (in one transaction or a series of related transactions and whether by merger or otherwise) of the general partner of the Partnership; or
(iv)the consummation of a reorganization, merger or consolidation with, or any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to, one or more Persons (other than PAGP or any affiliates of PAGP that are controlled by PAGP).

As used in this definition, “Person” shall include any “partnership, limited partnership, syndicate or other group” constituting a “person” within the meaning of such terms pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

1 For the avoidance of doubt, the ownership by a Person of PAGP Class A or Class B shares (or combination thereof) that represent 50% or more of the outstanding Class A and B shares of PAGP (in the aggregate) constitutes indirect ownership of 50% or more of the membership interests in PAGP GP for so long as PAGP directly owns 50% or more of such membership interests in PAGP GP.

«Section 16 Officer»
August 18, 2022

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

    This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. You also acknowledge and agree that (i) Tranches 2 and 3 of this award constitute performance-based compensation as defined in the Clawback Policy adopted by PAGP GP on November 12, 2020 and (ii) Tranches 2 and 3 of this award, as well as any other performance-based compensation previously paid or awarded to you, are subject to recovery or cancellation pursuant to such Policy. Copies of the Plan, the Partnership Agreement and the Clawback Policy are available upon request.

«Section 16 Officer»
August 18, 2022

Please designate in the space provided below a beneficiary to receive benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the box below, the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. In addition, please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member
By:    PLAINS ALL AMERICAN GP LLC,
its general partner

By:    ______________________________
Name:    Jim Tillis
Title:    Vice President – Human Resources

«Section 16 Officer»

Target Number of Phantom Units: «LTIP_Grant»

Dated:

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

Check this box only if this beneficiary designation does not apply to prior grants.

Exhibit A

Tranche 2 Vesting Terms
(Total Shareholder Return)

1.General. Consistent with the Company’s pay for performance philosophy and in order to more closely align the interests of management with the interests of investors, a portion of your Phantom Units will vest based on PAA’s total shareholder return (“TSR”) compared to the TSR of a peer group as described below. TSR, which will be calculated using data from Bloomberg, is a primary long-term measure of PAA’s performance.
2.Vesting and Payout. As soon as administratively feasible following the close of the three-year period ending on June 30, 2025 (the “Performance Period”), the Compensation Committee shall determine and certify the TSR Payout Percentage (as defined below). The Compensation Committee shall make such determination based on a scaled payout range of between 0% and 200% as provided in the table below (the specific payout percentage is referred to as the “TSR Payout Percentage”) based on PAA’s TSR ranking at the end of the Performance Period compared to the TSR ranking of the various companies included in the PAA Peer Group described below. If PAA’s absolute TSR is within 50 basis points of the TSR of one or more peer group comparators (i.e., 50 basis points higher or lower), PAA and such comparator(s) shall be deemed to have the same rank and the TSR Payout Percentage shall be equal to the average of the TSR Payout Percentages associated with the relevant rankings as set forth in the table below. If PAA’s absolute TSR at the end of the Performance Period is less than 0% and the TSR Payout Percentage is greater than 100%, (i) a TSR Payout Percentage equal to or greater than 125% will be reduced by 25 gross percentage points, and (ii) a TSR Payout Percentage between 100% and 125% will be reduced to 100%. The number of Tranche 2 Phantom Units vesting will be determined by multiplying your target number of Tranche 2 Phantom Units by the TSR Payout Percentage as certified by the Compensation Committee. If the resulting amount includes a fraction, it will be rounded down to the nearest whole number.

PAA TSR Ranking vs. PAA Peer Group	TSR Payout Percentage
1	200.0%
2	200.0%
3	185.6%
4	171.5%
5	157.1%
6	142.9%
7	128.5%
8	114.4%
9	100.0%
10	87.6%
11	75.0%
12	62.6%
13	50.0%
14	37.6%
15	25.0%
16	0%
17	0%

Illustrative Examples (based on an assumed target number of Tranche 2 Phantom Units of 1,000):

PAA TSR Ranking vs. PAA Peer Group	TSR Payout Percentage / Number of Units Vesting (impact of negative absolute TSR)
#1 or #2	200% / 2,000 units
#5	157.1% / 1,571 units
A-1

#5, but PAA’s absolute TSR is less than 0%	132.1% / 1,321 units (TSR Payout Percentage reduced by 25 percentage points)
#8	114.4% / 1,144 units
#8, but PAA’s absolute TSR is less than 0%	100% / 1,000 units (TSR Payout Percentage reduced from 114.4% to 100%)
#9	100% / 1,000 units (performance at Target)
#13	50% / 500 units
#16 or #17	0% / 0 units

3.PAA Peer Group (2022-2025 Performance Period):

Company Name	Ticker
Enterprise Products Partners LP	EPD
Kinder Morgan Inc.	KMI
The Williams Companies Inc.	WMB
MPLX LP	MPLX
Energy Transfer LP	ET
ONEOK Inc.	OKE
Magellan Midstream Partners LP	MMP
Crestwood Equity Partners LP	CEQP
Targa Resources Corp.	TRGP
DCP Midstream LP	DCP
Western Midstream Partners LP	WES
Holly Energy Partners LP	HEP
NuStar Energy LP	NS
EnLink Midstream LLC	ENLC
Alerian Midstream Energy Index	AMNA
S&P 500 Index	SPX

In the event any member of the PAA Peer Group files for bankruptcy, liquidates or reorganizes under the United States Bankruptcy Code or other applicable bankruptcy law, such entity shall remain in the PAA Peer Group but shall be deemed to have a TSR of -100% for purposes of calculating the TSR Payout Percentage. If any member of the PAA Peer Group is acquired by an unrelated entity before the end of the Performance Period, such member shall be removed from the PAA Peer Group for purposes of calculating the TSR Payout Percentage. The Compensation Committee shall have discretionary authority to replace such member for purposes of calculating the TSR Payout Percentage. In all other cases involving merger, reorganization or other material change in ownership, legal structure or business operations of any member of the PAA Peer Group, including acquisition by a related entity before the end of the Performance Period, the Compensation Committee shall have authority to retain, remove or replace such member for purposes of calculating the TSR Payout Percentage. In connection with any change to the PAA Peer Group, the Compensation Committee shall also have authority to make related adjustments to the rankings and TSR Payout Percentages.

A-2

Exhibit B

Tranche 3 Vesting Terms
(Cumulative DCF with Leverage Modifier)

1.General. Consistent with the Company’s pay for performance philosophy and in order to more closely align the interests of management with the interests of investors, a portion of your Phantom Units will vest based on PAA’s cumulative distributable cash flow (“DCF”) per common unit equivalent (“CUE”) over a three-year period as described below. PAA’s ability to sustain and increase DCF is a primary long-term measure of PAA’s performance and is consistent with PAA’s overall financial strategy. The final payout calculation will be subject to modification based on leverage levels at the end of the Performance Period; the purpose of the potential leverage modifier is to insure that DCF performance remains tied to leverage levels assumed in PAA’s long term plan as of the grant date (the “Grant Date Plan”).
2.Vesting and Payout. As soon as administratively feasible following the close of the three-year period ending on June 30, 2025 (the “Performance Period”), the Compensation Committee shall determine and certify the DCF Payout Percentage (as defined below). The Compensation Committee shall make such determination based on a scaled payout range between 0% and 200% as provided in the table below (the specific payout percentage is referred to as the “DCF Payout Percentage”) based on PAA’s cumulative DCF per CUE over the Performance Period. If PAA’s cumulative DCF per CUE at the end of the Performance Period is between any two of the stated amounts in the table below, the DCF Payout Percentage will be interpolated between the two levels. The DCF Payout Percentage will be reduced by 25 gross percentage points (the “Leverage Modifier”) if PAA’s leverage ratio (long-term debt to adjusted EBITDA as calculated pursuant to PAA’s senior unsecured revolving credit facility) as of June 30, 2025 is higher than 3.5x; if PAA’s leverage ratio as of June 30, 2025 is equal to or lower than 3.5x, there will be no adjustment to the DCF Payout Percentage.

Cumulative DCF Per CUE Over the Performance Period	DCF Payout Percentage
$7.93 (112.5% of target)	200%
$7.71	175%
$7.49	150%
$7.27	125%
$7.05 (target)	100%
$6.875	75%
$6.70	50%
$6.525	25%
$6.35 (90% of target)	0%

Note: Both the cumulative DCF per CUE targets set forth in the table above and the leverage ratios referenced above are based on the Grant Date Plan, excluding the earnings and leverage impacts of potential asset sales (other than asset sales under contract as of the grant date). Accordingly, when calculating the DCF Payout Percentage, the following adjustments will be made:
(a)the cumulative DCF per CUE target for the Performance Period as set forth in the table above will be adjusted downward to account for the loss of earnings assumed in the Grant Date Plan for any divested assets, net of avoided interest expense allocable to the divested assets (calculated based on an assumption that 100% of the net sales proceeds from such divestitures are used to reduce debt); and
(b)with respect to any divested assets that were included as divestitures in the Grant Date Plan, the leverage ratio target will be adjusted to reflect the leverage impact of any such divested assets based on the assumptions originally set forth in the Grant Date Plan.
In addition, for the Leverage Modifier, the leverage ratio calculation will be adjusted up or down as appropriate to neutralize the impact on leverage of any DCF per CUE over or under performance that has already been taken into account in determining the final amount of cumulative DCF per CUE during the
B-1

Performance Period (with the goal of isolating the balance sheet impact of other actions such as timing and amount of asset sales, amount of capital expenditures, etc.). In addition, the Compensation Committee shall have the ability to make adjustments to the leverage ratio calculation to the extent deemed appropriate in connection with leverage attributable to a transaction or project approved by the Company’s Board of Directors. The number of Tranche 3 Phantom Units vesting will be determined by multiplying your target number of Tranche 3 Phantom Units by the DCF Payout Percentage as certified by the Compensation Committee. If the resulting amount includes a fraction, it will be rounded down to the nearest whole number.
Illustrative Examples (based on an assumed target number of Tranche 3 Phantom Units of 1,000):

PAA Cumulative DCF per CUE Over the Performance Period	Leverage Ratio as of June 30, 2025	DCF Payout Percentage / Number of Units Vesting (Impact of Leverage Modifier)
$7.93	3.5x or lower	200% / 2,000 units (no adjustment to DCF Payout Percentage)
$7.93	3.6x	175% / 1,750 units (DCF Payout Percentage reduced by 25 percentage points)
$7.05	3.5x or lower	100% / 1,000 units (no adjustment to DCF Payout Percentage)
$7.05	3.6x	75% / 750 units (DCF Payout Percentage reduced by 25 percentage points)
$6.525	3.5x or lower	25% / 250 units (no adjustment to DCF Payout Percentage)
$6.525	3.6x	0% / 0 units (DCF Payout Percentage reduced by 25 percentage points)
$6.35	3.5x or lower	0% / 0 units (DCF Payout Percentage equal to zero based on DCF performance)
$6.35	3.6x	0% / 0 units (DCF Payout Percentage equal to zero based on DCF performance)

B-2